Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-192760 on Form S-4 of our reports dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of Endo Health Solutions Inc. (formerly known as Endo Pharmaceuticals Holdings Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Endo Health Solutions Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 24, 2014